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                                                               EXHIBIT (a)(1)(C)

                              NOTICE OF WITHDRAWAL

         If you previously elected to accept Vari-L Company, Inc.'s Offer to Exchange, and you would like to change your election and reject the Offer, you must deliver this Notice to Dannette Boyd of Vari-L Company, Inc. ("Vari-L") before 12:00 midnight, U.S. Mountain Time, on May 23, 2002, unless the Offer is extended. This Notice of Withdrawal may be delivered to Dannette Boyd at Vari-L's corporate offices in Denver, Colorado by personal delivery, interoffice mail, or by facsimile at (303) 373-3868. If you have questions regarding the process for returning this Notice, please contact Dannette Boyd at dboyd@vari-l.com or at (303) 371-1560 x448.

To Vari-L:

         I previously received a copy of the Offer to Exchange (dated April 25, 2002), the cover letter, the Summary Term Sheet and an Election Form. I properly submitted the Election Form, in which I elected to accept Vari-L's Offer to Exchange. I now wish to change that election, and reject Vari-L's Offer to Exchange. I understand that by submitting this Notice to Dannette Boyd, I will be able to withdraw my acceptance of the Offer, and reject the Offer to Exchange instead. By completing this form, I acknowledge that I have received the Offer to Exchange.

         I understand that in order to reject the Offer, I must properly submit this Notice to Dannette Boyd before 12:00 midnight, U.S. Mountain Time, on May 23, 2002, or if Vari-L extends the deadline to exchange options, before the extended expiration of the Offer.

         By rejecting the Offer to Exchange, I understand that I will not receive a Replacement Option, and I will keep my Eligible Option as listed on my personal Option Report. This option will continue to be governed by the stock option plan under which this option was granted and the existing option agreement between Vari-L and me.

         By submitting this form, I hereby bind my successors, assigns and legal representatives.

         I do not accept the offer to exchange options.


                                           Date:
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         Optionee Signature


Name:                                      Email Address:
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          (Please print)